JAVELIN MORTGAGE INVESTMENT CORP. CONFIRMS
MONTHLY DIVIDEND RATE FOR Q3 2015

VERO BEACH, Florida – July 2, 2015 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today confirmed the Q3 2015 monthly cash dividend rate for the Company’s Common Stock.

Q3 2015 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2015	$0.09	July 15, 2015	July 27, 2015
August 2015	$0.09	August 17, 2015	August 27, 2015
September 2015	$0.09	September 15, 2015	September 28, 2015

Certain Tax Matters

JAVELIN has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, JAVELIN is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, JAVELIN may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary, to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and

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JAVELIN Mortgage Investment Corp. Confirms Monthly Dividend Rate for Q3 2015

July 2, 2015

uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website http://www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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